Exhibit 10.3

EXE TECHNOLOGIES, INC.

SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Second Amendment to Amended and Restated Employment Agreement (this “Amendment”) shall be effective as of January 1, 2003 by and between Mark R. Weaser (the “Employee”) and EXE Technologies, Inc. (the “Company”) and amends that certain Amended and Restated Employment Agreement dated as of October 18, 2000 (the “Agreement”) between the Employee and the Company.

     WHEREAS, the parties desire to amend the Agreement to reflect certain changes, in accordance with the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

     1.     Definitions, All capitalized terms used in this Amendment shall have the same meaning as those contained in the Agreement unless otherwise defined herein;.

     2.     Employment and Term. The terms of Section 1 shall be deleted in their entirety and replaced with the following provisions:

               “The Company hereby employs the Employee and the Employee hereby accepts employment with the company for the position detailed in Schedule A-l, which is attached hereto (the “Position”), for a period of three (3) years from the date of this Amendment (the “Amended Term”). This Agreement will automatically expire upon the expiration of the Terms unless the parties mutually agree in writing to renew the Agreement ninety (90) days prior to such expiration. If the Company does not elect to renew the Agreement, then Company shall pay Employee twelve (12) months of the Base Salary, Housing Allowance, and Automobile Allowance, in twelve (12) equal monthly installments. The period of time commencing on the first date of employment specified in Schedule A (the “Start Date”) through Amended Term and any renewal periods hereunder, subject to the provisions of Section 8 hereof, are hereinafter referred to as the “Term.”

     3.     Termination Without Cause. The first sentence of Section 8.4 shall be deleted in its entirety and replaced with the following sentence:

               In the event of a termination of the Employee’s employment hereunder pursuant to Section 8.4(a), the Employee shall be entitled to receive all unpaid Base Salary through the then current twelve (12) month period, which commences each January lst of each year of the Term and all accrued, but unpaid (at the date of termination) benefits and bonuses, plus Employee will be eligible to receive a liquidated termination fee equivalent to: (i) twelve (12) month’s Base Salary and Housing and Automobile allowances (at the date of termination) payable in twelve (12) equal monthly installments in accordance with the Company’s severance payment plan then in effect, if any, at the time the Company terminates Employee’s employment pursuant to Section 8.4(a).

     4.     Schedule A. Employment and Compensation.

               As of the effective date of this Amendment, Schedule A shall be deleted in its entirety and Schedule A-l, which is attached hereto, shall be incorporated into the Agreement, and for all purposes of

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the Agreement, the terms “Schedule A” shall mean “Schedule A-1”

     5.     Schedule B. Responsibilities.

               As of the effective date of this Amendment, Schedule B shall be deleted in its entirety and Schedule B-1, which is attached hereto, shall be incorporated into the Agreement, and for all purposes of the Agreement, the term “Schedule B” shall mean “Schedule B-l”.

     6.     Schedule E. NON SALARY CONSIDERATION (Singapore Domicile)

               As of the effective date of this Amendment, Schedule E shall be deleted in its entirety and Schedule E-1, which is attached hereto, shall be incorporated into the Agreement, and for all purposes of the Agreement, the term “Schedule E” shall mean “Schedule E-l”.

     7. Miscellaneous. The Agreement shall remain in full force and effect, subject only to the changes herein specified. The Agreement, as modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings and/or written or oral agreements between them. All references to the Agreement in any other documents shall mean the Agreement as amended hereby and from time to time hereafter in writing. This Amendment shall be governed by the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

EMPLOYEE:	EXE TECHNOLOGIES, INC.

/s/ MARK R. WEASER Mark R. Weaser	By:	/s/ JOE COWAN

	Title:	President and Chief Executive Officer

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SCHEDULE A - 1

EMPLOYMENT and COMPENSATION

Position:	President, Asia/Pacific Operations

Reporting Manager:	President and CEO

Start Date:	December 7, 1996

Effective Date:	January 1, 2003

Base Salary:	$225,000 annually

BONUS:	Eligible for up to 50% of Base Salary (US $112,500) based upon written criteria to be developed by the Reporting Manager and the Employee; with a minimum guarantee of US $85,000 annually for 2003, 2004, and 2005.

Responsibilities:	Job Description attached as Schedule B - 1

Initial Stock Option Grant:

An incentive stock option to purchase 75,000 shares of Class B Common Stock of the Company was granted to the Employee on March 1, 1997. The exercise price is $.75 per share. The option is 100% vested.

Second Stock Option Grant:

An incentive stock option to purchase 50,000 shares of Class B Common Stock of the Company was granted to the Employee on September 17, 1997. The exercise price is $2.00 per share. The option is 100% vested.

Third Stock Option Grant:

An incentive stock option to purchase 9,896 shares of Class B Common Stock of the Company was granted to the Employee on September 17, 1997. The exercise price is $2.00 per share. The option is 100% vested.

Fourth Stock Option Grant:

An incentive stock option to purchase 10,000 shares of Class B Common Stock of the Company was granted to the Employee on February 1, 1998. The exercise price is $2.00 per share. The vesting is as follows:

(a) 5,000 shares are vested;

(b) 2,500 shares on the third anniversary of the date of grant; and

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(c) 2,500 shares on the fourth anniversary of the date of grant.

Fifth Stock Option Grant:

An incentive stock option to purchase 50,000 shares of Class B Common Stock of the Company was granted to the Employee on October 1, 1999. The exercise price is $3.00 per share. The vesting is as follows:

(a) 12,500 shares are vested;

(b) 12,500 shares on the first anniversary of the date of grant;

(c) 12,500 shares on the second anniversary of the date of grant; and

(d) 12,500 shares on the third anniversary of the date of grant.

Sixth Stock Option Grant:

An incentive stock option to purchase 50,000 shares of Class B Common Stock of the Company was granted to the Employee on January 12, 2000. The exercise price is $3.00 per share. The vesting is as follows:

(a) 12,500 shares on the first anniversary following January 12, 2000;

(b) 12,500 shares on the second anniversary following January 12, 2000;

(c) 12,500 shares on the third anniversary following January 12, 2000; and

(d) 12,500 shares on the fourth anniversary following January 12, 2000.

Seventh Stock Option Grant:

An incentive stock option to purchase 50,000 shares of Class B Common Stock of the Company was granted to the Employee on August 3, 2000. The exercise price is $8.00 per share. The vesting is as follows:

(a) 12,500 shares on the first anniversary following August 3, 2000;

(b) 12,500 shares on the second anniversary following August 3, 2000;

(c) 12,500 shares on the third anniversary following August 3, 2000; and

(d) 12,500 shares on the fourth anniversary following August 3, 2000.

Note: All share counts and prices for grants one through seven are prior to EXE’s January 2003 7:1 reverse stock split.

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Eighth Stock Option Grant:

An incentive stock option to purchase 75,000 shares of Common Stock of the Company was granted to the Employee on February 12, 2003. The exercise price is $3.91 per share. The vesting is as follows:

(a) 25,000 shares on the first anniversary date following February 12, 2003;

(b) 25,000 shares on the second anniversary date following February 12, 2003;

(c) 25,000 shares on the third anniversary date following February 12, 2003.

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SCHEDULE B-1

RESPONSIBILITIES

JOB DESCRIPTION

As President, Asia Pacific Operations, the Employee will have the following job responsibilities:

•	Full P&L responsibility for the Asia Pacific region including EXE’s operations in Australia/New Zealand, Singapore, Malaysia, India, China, Korea, Japan and our distribution partners in other Asian countries;

•	Development of a Strategic and Tactical Business Plans for the Asia Pacific;

•	Development and management of EXE employees in the Asia Pacific;

•	Development and management of EXE’s customers, vendors and partners in the Asia Pacific;

•	Management of the corporate subsidiaries and affiliates located in the Asia Pacific region.

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SCHEDULE E-1
NON SALARY CONSIDERATION
(Singapore Domicile)

10 paid holidays:

2.	Vacation: 20 days per year

Medical Plan — Employer paid — GP consultations at max. S$40 per visit.
Specialist consultations at max. S$100 per visit.
Total annual medical claim S$1200.

4.	Dental Plan — Employer paid up to S$250 per annum.

5.	Term Life Insurance — Current coverage is S$408.000. Will be increased to S$629,016 upon successful completion of medical test & acceptance by insurance company.

Personal Accident — equal to S$629,016.

Long-term Disability — provides income protection in the event of a long-term disability, equal to 60% of monthly base salary earnings.

6.	Central Provident Fund — Employer and Employee will contribute to Employee’s account according to prevailing Singapore Government guidelines.

7.	Tuition Assistance — provides educational reimbursement benefits to eligible employees.

8.	Housing Allowance — The Company shall reimburse the Employee for housing, utility , and dependent children tuition expenses up to S$173,000 annually.

9.	Automobile Allowance — The Company shall reimburse the Employee for automobile expenses up to S$26,040 annually.

10.	In the event of Employee’s relocation to China or other location other than Singapore, the parties shall mutually agree to an appropriate increase in the Housing and Automobile allowances to adjust for increases, if any, in the Employee’s cost of living and/or personal tax liability due to such relocation as compared to Employee’s current cost of living and/or personal tax liability.

11.	Annual Trip to Home Country — Once per year, the Company shall reimburse Employee for the costs of roundtrip economy class airfare, from the Employee’s country of residence to any city in the U.S.A. for Employee, Employee’s spouse, and each of Employee’s dependent children.

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